Exhibit 9.1

NEUSTAR, INC.

AMENDED AND RESTATED
TRUST AGREEMENT

This AMENDED AND RESTATED TRUST AGREEMENT, dated September 24, 2004 (as amended, modified or supplemented from time to time, this “Agreement”), is entered into by and among (i) Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership; Warburg, Pincus Netherlands Equity Partners I, C.V., a Netherlands limited partnership; Warburg, Pincus Netherlands Equity Partners II, C.V., a Netherlands limited partnership; and Warburg, Pincus Netherlands Equity Partners III, C.V., a Netherlands limited partnership (collectively, the “Warburg Entities”); (ii) MidOcean Capital Investors, L.P., a Delaware limited partnership (“MidOcean”); (iii) ABS Capital Partners IV, L.P., a Delaware limited partnership; ABS Capital Partners IV Offshore, L.P., a Delaware limited partnership; ABS Capital Partners IV-A, L.P., a Delaware limited partnership; and ABS Capital Partners IV Special Offshore, L.P., a Delaware limited partnership (collectively, “ABS” and, together with MidOcean and the Warburg Entities, collectively, the “Institutional Investors”); (iv) the individuals whose names appear on Schedule B hereto, as amended from time to time (collectively, the “Management Investors”); (v) the individuals and entities that are added as parties to this Agreement in accordance with Section 9 of this Agreement, as set forth on Schedule C hereto, as amended from time to time (the “Additional Investors” and, together with the Institutional Investors and the Management Investors, collectively, the “Investors”); (v) Lynn Etheridge Davis and Edward J. Hawie, each as trustee (together with any additional trustees appointed hereunder, or successor or successors hereunder are hereinafter called, collectively, the “Trustees”; the voting trust formed hereby is hereinafter called the “Trust”); and (vi) NeuStar, Inc., a Delaware corporation (the “Company”).

BACKGROUND

A.                                   The Company, the Investors and the Trustees are parties to an existing Amended and Restated Trust Agreement, dated June 5, 2001 (as such agreement is in effect immediately prior to giving effect to this Agreement, the “Existing Trust Agreement”).

B.                                     On August 26, 2004, the Federal Communications Commission (the “FCC”) released an order, NeuStar, Inc. Request to Allow Certain Transactions Without Prior Commission Approval and to Transfer Ownership, Order, CC Docket No. 92-237 (the “Safe Harbor Order”), authorizing changes and imposing limitations on the Company, including, among other things, restrictions on the ownership, voting and transfer of shares (each, a “Share” and, collectively, the “Shares”) of the Company’s common stock (“Common Stock”) and preferred stock (“Preferred Stock”).

C.                                     The Company, the Investors and the Trustees deem it advisable and in their best interests and the best interests of the Company to amend the Existing Trust Agreement to comply with the Safe Harbor Order.

D.                                    Each of the Institutional Investors and the Management Investors deems it to be in their best interests, as well as in the best interests of the Company, to vest in the Trustees on the date hereof as herein provided the power to vote the number of shares of Common Stock, Series B Voting Convertible Preferred Stock, $.01 par value per share, of the Company (the “Series B Preferred Stock”), Series C Voting Convertible Preferred Stock, $.01 par value per share, of the Company (the “Series C Preferred Stock”), and Series D Voting Convertible Preferred Stock, $.01 par value per share, of the Company (the “Series D Preferred Stock”) set forth against his, her or its name on Schedule A and Schedule B to this Agreement, respectively.

E.                                      The shares of Preferred Stock and Common Stock subject to this Agreement, including any Excess Shares (as defined below), are collectively referred to herein as the “Trust Stock”;

F.                                      The Investors have directed that, during the term of this Agreement, stock certificates representing the Trust Stock be issued to the Trustees, as Trustees, if, when and as the Trust Stock is issued, for the purpose of vesting in the Trustees the right to vote the Trust Stock for the period and upon the terms and conditions stated herein, and that it appear on such Trust Stock when issued that the same has been issued to the Trustees, as Trustees, pursuant to this Agreement, and that the Company cause such issuance to be duly noted on its books and records;

G.                                     The Investors have deposited with the Trustee stock certificates representing the Trust Stock in exchange for voting trust certificates in substantially the form set forth in Schedule D, and each Investor agrees to deposit for cancellation and reissuance to the Trustees stock certificates for any additional shares of Preferred Stock or Common Stock that are required to become Trust Stock in the future;

H.                                    This Agreement amends and restates in its entirety the Existing Trust Agreement; and

I.                                         A copy of this Agreement will be filed in the registered office of the Company in the State of Delaware.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, of the mutual covenants herein contained, of ONE DOLLAR ($1.00) paid by the Investors to the Trustees, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed by and among the Company, the Investors and the Trustees as follows:

1.                                       Except as set forth in Section 2 below, for the duration of this Agreement, the Trustees shall have the sole, exclusive, absolute, and unqualified power to (a) vote the Trust Stock with discretion as to how to vote the Trust Stock and (b) execute stockholders’ consents at every annual and special meeting of the stockholders of the Company and in any and all proceedings wherein the vote or consent of such stockholders may be required or authorized and to vote upon any and all questions arising thereat.  The sole purpose of the Trust is to vote the Trust Stock, and the Trust shall not own or have the power to vote the securities of any corporation other than the Company or any successor thereto.

2.                                       Notwithstanding Section 1 above, the Investors shall have the sole, exclusive, absolute, and unqualified power to direct the Trustees to vote their Trust Stock in accordance with their instructions (but only to the extent that the Trust Stock is entitled to be voted pursuant to the Company’s Restated Certificate of Incorporation) in respect of any proposal to authorize or effect:

(a)                                  any merger or consolidation or other reorganization of the Company with or into another corporation;

(b)                                 the issuance by the Company of any shares of capital stock or rights to acquire capital stock;

(c)                                  the acquisition by the Company of another corporation by means of a purchase of all or substantially all of the capital stock or assets of such corporation;

(d)                                 any sale, lease, transfer or other disposition of all or substantially all the assets of the Company;

(e)                                  a liquidation, winding up, dissolution or adoption of any plan for the same;

(f)                                    the incurrence of any indebtedness for borrowed money in excess of $10,000,000 or the issuance of any debt securities or assumption, guarantee or endorsement, or otherwise as an accommodation becoming responsible for, the obligations of any person for borrowed money in excess of $10,000,000.

Promptly upon receiving a consent solicitation, notice of stockholder meeting or other communication relating to any proposal described in this Section 2, the Trustees shall forward such solicitation, notice or communication to each Investor entitled to direct such Trustees’ vote on the proposal pursuant to this Section 2.  Investors who receive a solicitation, notice or communication from the Trustees pursuant to this Section 2 may provide voting instructions to the Trustees (which the Trustees may require to be in writing) with respect to their respective shares of Trust Stock at any time up to two (2) business days prior to the relevant stockholder meeting or deadline for written consent.  The Trustees shall vote each Investor’s Trust Stock in accordance with such Investor’s instructions, as provided in this Section 2.

3.                                       Notwithstanding the provisions of this Agreement, the Institutional Investors may, in their sole discretion and at any time, (a) distribute their Trust Stock to their respective limited partners or (b) sell or transfer all or any part of their Trust Stock to a third party, subject at all times to applicable law and governmental rules and regulations and subject to any applicable contractual restrictions and obligations with respect thereto (each of clauses (a) and (b), a “Qualified Institutional Investor Disposition”).  In the event of a Qualified Institutional Investor Disposition, each Management Investor shall be entitled to sell or transfer an amount of Trust Stock to a third party, subject at all times to applicable law and governmental rules and regulations and subject to any applicable contractual restrictions and obligations with respect thereto, equal to the percentage of such Management Investor’s Trust Stock determined by dividing the number of Trust Shares sold or distributed in the Qualified Institutional Investor Disposition by the total number of the Institutional Investors’ Trust Shares immediately prior to the Qualified Institutional Investor Disposition (a “Qualified Management Disposition”).  Upon a Qualified Institutional Investor Disposition or a Qualified Management Disposition, the Trustees, upon surrender to them of any outstanding trust certificates or the receipt by them of a proper acquittance from the applicable Institutional Investors or the applicable Management Investors, as the case may be, and, upon payment of any stamp taxes or other governmental charges in connection with such surrender and delivery, will cause to be delivered to the applicable Institutional Investors or the applicable Management Investors, as the case may be, or their successors or assigns certificates of capital stock of the Company in amounts corresponding to the Trust Stock issued, delivered or transferred to the Trustees at any time pursuant to this Agreement and being sold or distributed in the Qualified Institutional Investor Disposition or the Qualified Management Disposition and will cause the trust certificates representing beneficial ownership of such Trust Stock to be canceled.  The transferee in a Qualified Institutional Investor Disposition or Qualified Management Disposition shall not be exempt from the requirements set forth in Section 4 of this Agreement, or any similar requirements set forth in the Company’s certificate of incorporation and Amended and Restated Stockholders Agreement, of even date herewith, and as a condition to any Qualified Institutional Investor Disposition or Qualified Management Disposition prior to the Company’s IPO (defined below), the Company may require such transferee to acknowledge its obligations to comply with such requirements and, if applicable, contribute his, her or its Excess Shares to the Trustees in exchange for a voting trust certificate, execute a counterpart to this Agreement, or take any other action reasonably requested by the Company to ensure such transferee’s compliance with such requirements.

4.                                       Prior to the closing date of an initial public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of Common Stock of the Corporation (the “Company’s IPO”), if any of the Investors or any other individual, corporation, partnership, estate, trust, association, joint stock company or other entity, or any “group” as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (each, a “Person”) at any time Beneficially Owns (as Beneficial Ownership is defined in the Company’s Amended and Restated Certificate of Incorporation, as amended) shares of capital stock representing more than 9.9% (or, in the case of ABS or MidOcean, 4.95%) of the outstanding voting power of the Company with respect to the election of directors or other matters submitted to the stockholders generally for their approval (including, without limitation, as a result of the purchase of shares of any class or series of the Company’s capital stock) (such shares of capital stock in excess of the respective thresholds specified above are hereinafter referred to collectively as “Excess Shares”), then, upon delivery to the Trustee of stock certificates representing the Excess Shares, (a) the power to vote such Excess Shares shall, without any further action on the part of such Investor, other Person or the Trustees, vest in the Trustees and shall become Trust Stock subject to the provisions of this Agreement; (b) if such Person is not already a party to this Agreement, such Person shall, without any further action on the part of the such Person, any of the Investors or the Trustees, be added as an Additional Investor for purposes of this Agreement.  Upon the admission of an Additional Investor, the Trustees shall supplement Schedule C to this Agreement with such Additional Investor’s name, contact information and number of Excess Shares attributable to the Additional Investor.  Notwithstanding anything herein to the contrary, this Section 4 shall continue to apply to the Warburg Entities following the Company’s IPO.

5.                                       The Trustees may act hereunder either by the affirmative vote of both Trustees, in person, at a meeting duly called and held, and such vote shall be deemed the decision or act of all of the Trustees, or by a written instrument without a meeting of the Trustees signed by both Trustees.  The Trustees may adopt their own rules of procedure and shall keep reasonable minutes of their proceedings and shall keep a record of the trust certificates issued hereunder.  Notwithstanding the foregoing to the contrary, it is expressly understood and agreed that either or both of the Trustees may issue one or more trust certificates (which trust certificates shall be in substantially the form of Schedule D hereto) as provided in Section 7 below and that any such issuance of trust certificates by either or both of the Trustees shall be binding on all of the Trustees.

6.                                       The Trustees hereby accept the trust created, and covenant and agree faithfully and diligently to perform the covenants and agreements contained herein.  As consideration for the foregoing, each Trustee shall be paid $35,000 per year until this Agreement is terminated in accordance with Section 9 below.

7.                                       If requested by any of the Investors, either or both of the Trustees shall issue one or more trust certificates, which shall be in substantially the form of Schedule D hereto.

8.                                       The Investors shall be entitled to receive and disburse in their sole discretion any and all dividends and distributions of whatever kind (other than distributions in shares of Common Stock, Voting Preferred Stock or other securities of the Company entitling the holder thereof to vote on matters submitted generally to the stockholders of the Company) declared on the Trust Stock and, if the same be paid to the Trustees, such dividends or distributions shall be disbursed by the Trustees to the applicable Investors forthwith in accordance with such Investors’ ownership of the shares of Trust Stock entitled to receive such dividend or distribution.

9.                                       (a)                                  Except as set forth in Section 9(b) below, this Agreement and the Trust shall be irrevocable, unless a Termination Event occurs.  For purposes of this Agreement, the term “Termination Event” means the date on which there are no FCC neutrality requirements applicable to the Company.  If a Termination Event occurs, this Agreement and Trust shall be terminated upon written notice from any of the Institutional Investors or the Additional Investors, if any, to the Trustees.

(b)                                 In the event that any Additional Investor or Institutional Investor ceases to hold shares of capital stock representing more than 9.9% (or, in the case of ABS or MidOcean, 4.95%) of the outstanding voting power of the Company, then such Investor shall be released from this Agreement and this Agreement and the Trust shall, as to such Investor, terminate and be of no further force or effect, all upon written notice from such Investor to the Trustees (it being understood and agreed, for the avoidance of doubt, that this Agreement and the Trust shall, as to each of the other Investors, continue in full force and effect in accordance with the terms hereof).

(c)                                  Upon termination of this Agreement or release of any Investor as provided above in this Section 9, the Trustees, upon surrender to them of any outstanding trust certificates or the receipt by them of a proper acquittance from the applicable Investors and, upon payment of any stamp taxes or other governmental charges in connection with such surrender and delivery, will cause to be delivered to the Company certificates of capital stock of the Company in amounts corresponding to the Trust Stock issued, delivered or transferred to the Trustees at any time pursuant to this Agreement, and the Company will cancel such certificates and reissue in the names of the applicable Investors (and cause to be delivered to such Investors) new certificates of capital stock in the same amounts.

10.                                 This Agreement and its schedules may be amended by unanimous action of the Trustees, each Institutional Investor and a majority-in-interest of the Management Investors and Additional Investors (based on overall voting power), provided that such amendment is reviewed and approved by the FCC, if necessary.  Notwithstanding the foregoing, the number of Trustees shall not be increased.  Notwithstanding the foregoing, the Trustees shall revise Schedule A, Schedule B, and Schedule C to this Agreement from time to time, without additional action from the Company or any Investor, to reflect changes in share amounts in the Trust, the addition and removal of Investors, changes of address and related information.

11.                                 No Trustee shall assume any responsibility or incur any liability as stockholder, trustee or otherwise, or by reason of any error of judgment or mistake of law or other mistake, or for any act or omission of any other Trustee or of any agent or attorney employed by the Trustees or for the misconstruction of this Agreement, or for any action taken or omitted thereunder or believed by him to be in accordance with the provisions and intentions thereof, or otherwise, except for his or her own willful misconduct.

12.                                 The Company shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any Trustee who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a Trustee hereunder, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

13.                                 The Trustees will not have any employment, business or familial relationship with any of the Institutional Investors or with any members of the management of the Company.  The Trustees shall not take any action which violates the NeuStar Code of Conduct.

14.                                 Any Trustee or successor Trustee may at any time resign by delivering to the other Trustee and to the Investors his or her resignation in writing.  In the event of a vacancy or vacancies occurring in the office of Trustee or successor Trustee through the death, incapacity, resignation, refusal to act, or removal from the role of Trustee under this Agreement, the Board of Directors of the Company (the “Board”), upon the affirmative vote of a majority of the members of the Board, including at least one member designated by the Warburg Entities, may appoint a successor Trustee to fill such vacancy.  A majority of the Board may remove a Trustee with or without cause at any time, and the successor Trustee shall be appointed in accordance with the preceding sentence.  The FCC shall be provided with prior written notice of the removal of a Trustee and the appointment of a successor Trustee.  The successor Trustee so appointed shall be clothed with all the rights, privileges, duties and powers conferred upon the Trustees herein named.

15.                                 Upon the appointment of a successor Trustee, a new certificate or certificates for the Trust Stock may be issued in the names of the Trustees at that time duly appointed hereunder.

16.                                 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without giving effect to the choice of law provisions thereof.

17.                                 This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

18.                                 This Agreement constitutes the entire understanding of the parties hereto and supersedes all prior agreements or understandings with respect to the subject matter hereof among the parties except for (a) the Company’s Amended and Restated Certificate of Incorporation, (b) the Amended and Restated Stockholders Agreement, dated as of September 24, 2004, as amended from time to time, by and among the Institutional Investors, Lockheed Martin Investments, Inc., a Delaware corporation, Universal Telecommunications Inc., a Delaware corporation, the Management Investors named therein, the Company, ORIX Venture Finance LLC and the Trustees, (c) the Registration Rights Agreement, dated as of June 5, 2001, by and among the Institutional Investors and the Company, and (d) the stock purchase agreements pursuant to which the various Investors purchased their shares of capital stock from the Company.

19.                                 If any term or provision specified herein is held by a court of competent jurisdiction to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such term or provision to be illegal, invalid, unlawful, void, voidable or unenforceable as written, then such provision shall be given full force and effect to the fullest possible extent that it is legal, valid and enforceable, and the remainder of the terms and provisions herein shall be construed as if such illegal, invalid, unlawful, void, voidable or unenforceable term or provision were not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties.

20.                                 The Trustees hereby agree that they will not assert against the limited partners of any of the Institutional Investors any claim they may have under this Agreement by reason of any failure or alleged failure by such Institutional Investor to meet its obligations hereunder.

21.                                 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first above written.

NEUSTAR, INC.

By:	/s/ Jeffrey E Ganek
Name: Jeffrey E. Ganek
Title: Chairman and Chief Executive Officer

WARBURG, PINCUS EQUITY
PARTNERS, L.P.
WARBURG, PINCUS NETHERLANDS
EQUITY PARTNERS I, C.V.
WARBURG, PINCUS NETHERLANDS
EQUITY PARTNERS II, C.V.
WARBURG, PINCUS NETHERLANDS
EQUITY PARTNERS III, C.V.

Each by: Warburg, Pincus & Co., as General Partner

By:	/s/ Joseph P. Landy
Name: Joseph P. Landy
Title:

MIDOCEAN CAPITAL INVESTORS, L.P.

By:	MidOcean Capital Partners, L.P., as General
Partner

By:	Existing Fund GP, Ltd., its General Partner

By:	/s/ Frank Schiff
Name: Frank Schiff
Title: Managing Director

SIGNATURE PAGE TO NEUSTAR AMENDED AND RESTATED TRUST AGREEMENT

ABS CAPITAL PARTNERS IV, L.P.
ABS CAPITAL PARTNERS IV
OFFSHORE, L.P.
ABS CAPITAL PARTNERS IV-A, L.P.
ABS CAPITAL PARTNERS IV SPECIAL
OFFSHORE, L.P.

Each by: Tim Weglicki, as General Partner

By:	/s/ Timothy Weglicki
Name: Timothy T. Weglicki
Title: Managing Member

JEFFREY GANEK

By:	/s/ Jeffrey E. Ganek

MARK FOSTER

By:	/s/ Mark Foster

JOSEPH FRANLIN

By:	/s/ Joseph Franklin

ROBERT POULIN

By:	/s/ Robert Poulin

CHRISTOPHER ROWE

By:

SIGNATURE PAGE TO NEUSTAR AMENDED AND RESTATED TRUST AGREEMENT

LYNN ETHERIDGE DAVIS, as trustee

By:	/s/ Lynn Etheridge Davis

EDWARD J. HAWIE, as trustee

By:	/s/ Edward J. Hawie

SIGNATURE PAGE TO NEUSTAR AMENDED AND RESTATED TRUST AGREEMENT

As of June 25, 2005

SCHEDULE A

INVESTORS
(Institutional Investors)

Name and Address of Institutional Investors	Shares Held in Trust

Warburg Entities 466 Lexington Ave. New York, NY 10017 Facsimile: (212) 878-9359 Attention: Scott A. Arenare	35,287,037 shares of common stock

MidOcean Capital Investors, L.P. 320 Park Avenue, 17th Floor New York, NY 10154 Facsimile: (212) 497-1373	5,429,027 shares of common stock

ABS Capital Partners IV, L.P.
ABS Capital Partners IV Offshore, L.P.
ABS Capital Partners IV-A, L.P.
ABS Capital Partners IV Special Offshore, L.P.
c/o ABS Capital Partners
400 E. Pratt Street, Suite 910
Baltimore, Maryland 21202
Attention: Tim Weglicki
Facsimile: (410) 246-5606

711,273 shares of common stock

As of June 25, 2005

SCHEDULE B

INVESTORS
(Management Investors)

Name and Address of Management Investors	Shares Held in Trust

Jeffrey Ganek 46000 Center Oak Plaza Sterling, VA 20166 Facsimile: (571) 434-5735	410,900 shares of common stock

Mark Foster 46000 Center Oak Plaza Sterling, VA 20166 Facsimile: (571) 434-5735	410,900 shares of common stock

Joseph Franlin 46000 Center Oak Plaza Sterling, VA 20166 Facsimile: (571) 434-5735	388,150 shares of common stock

Robert Poulin 46000 Center Oak Plaza Sterling, VA 20166 Facsimile: (571) 434-5735	34,265 shares of common stock

Christopher Rowe 46000 Center Oak Plaza Sterling, VA 20166 Facsimile: (571) 434-5735	34,265 shares of common stock

SCHEDULE C

INVESTORS
(Additional Investors)

Name and Address of Additional Investors	Shares Held in Trust

SCHEDULE D

CERTIFICATE

of the Trustees for                                   for stock of NeuStar, Inc., under the Amended and Restated Trust Agreement, dated September 24, 2004 (as amended, modified or supplemented from time to time, the “Amended and Restated Trust Agreement”), by and among (i) Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership; Warburg, Pincus Netherlands Equity Partners I, C.V., a Netherlands limited partnership; Warburg, Pincus Netherlands Equity Partners II, C.V., a Netherlands limited partnership; and Warburg, Pincus Netherlands Equity Partners III, C.V., a Netherlands limited partnership (collectively, the “Warburg Entities”); (ii) MidOcean Capital Investors, L.P., a Delaware limited partnership (“MidOcean”); (iii) ABS Capital Partners IV, L.P., a Delaware limited partnership; ABS Capital Partners IV Offshore, L.P., a Delaware limited partnership; ABS Capital Partners IV-A, L.P., a Delaware limited partnership; and ABS Capital Partners IV Special Offshore, L.P., a Delaware limited partnership (collectively, “ABS” and, together with MidOcean and the Warburg Entities, collectively, the “Institutional Investors”); (iv) the individuals whose names appear on Schedule B thereto, as amended from time to time (collectively, the “Management Investors”); (v) the individuals and entities that are added as parties to this Agreement in accordance with Section 9 of the Amended and Restated Trust Agreement, as set forth on Schedule C thereto, as amended from time to time (the “Additional Investors” and, together with the Institutional Investors and the Management Investors, collectively, the “Investors”); (v) Lynn Etheridge Davis and Edward J. Hawie, each as trustee (together with any additional trustees appointed hereunder, or successor or successors hereunder are hereinafter called, collectively, the “Trustees”); and (vi) NeuStar, Inc., a Delaware corporation (the “Company”).

Description of
No.	Stock:

THIS IS TO CERTIFY THAT, upon the termination of the Amended and Restated Trust Agreement, upon the surrender hereof and upon payment of all stamp taxes or governmental charges,                               , or its successors or assigns, will be entitled to the securities of NEUSTAR, INC., copies of which are attached hereto, held by the Trustees, subject and pursuant to the terms, conditions and stipulations of the Amended and Restated Trust Agreement.

This certificate is transferable only on the books of the Trustees by the holder thereof, in person or by attorney, upon surrender of his certificate, properly endorsed and upon payment of all stamp taxes and other governmental charges in connection therewith; whereupon a like new certificate will be issued to the proper owner thereof of record.

IN WITNESS WHEREOF, the undersigned Trustee[s], pursuant to said Amended and Restated Trust Agreement, [has][have] hereunto set [his][her][their] hands and seal, this           day of          200 .

By:	as trustee

[
By:	as trustee]